Exhibit 99.1

Contacts:	Investor Relations	Media Relations
	Derrick Nueman	Jeffrey Weir – Sloane & Company
	408-519-9677	212-446-1878
	ir@tivo.com	jweir@sloanepr.com

TIVO ANNOUNCES RESULTS FOR FOURTH QUARTER AND

FISCAL YEAR 2007 ENDING JANUARY 31, 2007

•	Service and Technology revenues increased 22% year-over-year to $57.4 million in the fourth quarter

•	Net loss was $18.7 million in the fourth quarter, compared to a net loss of $21.1 million in the year-ago quarter.

•	Adjusted EBITDA loss was $14.2 million in the fourth quarter, compared to a loss of $19.9 million in the year-ago quarter

•	TiVo-Owned subscriptions increased 16% year-over-year to end the year at 1.7 million

•	Amazon Unbox on TiVo officially launched and now broadly available

ALVISO, Calif. – March 07, 2007 – TiVo Inc. (NASDAQ: TIVO), the creator of and a leader in television services for digital video recorders (DVRs), today reported financial results for the fourth quarter and fiscal year ended January 31, 2007.

Tom Rogers, CEO of TiVo said, “Fiscal 2007 was marked by a tremendous amount of progress in differentiating TiVo from generic alternatives and aligning TiVo with numerous companies to weave TiVo solidly into the future of the media world.”

Key Fiscal Year 2007 Highlights:

•	Made significant progress on TiVo’s mass distribution strategy as the Comcast product entered trials and the Company signed an agreement with Cox Communications;

•

Established TiVo as a leader in providing broadband content directly to the television set, by introducing numerous broadband content initiatives, including the announcement last month with Amazon, providing the only TV-centric approach that brings broadcast, cable and broadband together;

•

Launched a number of distinctive features, including the TiVoCast service, which enables the delivery of broadband content and home movies on TiVo DVRs, TiVo KidZone, Guru guide recommendations and TiVo Product Watch;

•	Unveiled the TiVo Series3™ High Definition Digital Media Recorder, considered by many retailers to be the first successfully-launched CableCard consumer electronics product;

•

Signed comprehensive advertising deals with the world’s largest advertising holding companies including, Interpublic Media, WPP’s GroupM network of agencies, and Omnicom Media Group’s OMD and PHD business units, as well as deals with leading television advertisers, including General Motors, BMW, Lexus, Sprint, HP, and Nintendo;

•

Announced deals with CBS, International Creative Management, NBA, Reuters, New York Times, CNET, BellSouth, Verizon Wireless, Rhapsody, among many others, adding to the list of significant companies, such as Yahoo!, Intel, and Sony, that have aligned themselves with TiVo in developing their future relationship to the television world;

•	Extended the agreement with DIRECTV for an additional three years, allowing TiVo to continue to receive subscription fees for the existing 2.7 million DIRECTV TiVo subscriptions;

•	Established an international distribution deal with Cablevisión Mexico, the largest cable operator in Mexico City;

•	Strengthened TiVo’s intellectual property position with a trial court victory against EchoStar in the United States District Court, Eastern District of Texas.

For the fourth quarter, service and technology revenues increased 22% to $57.4 million, compared with $47.0 million for the same period last year. TiVo reported a net loss of ($18.7) million and a net loss per share of ($0.19), compared to a net loss of ($21.1) million, or ($0.25) per share, for the fourth quarter of last year. Adjusted EBITDA loss was ($14.2) million, compared to a loss of ($19.9) million in the year-ago period. Adjusted EBITDA excludes stock-based compensation, interest income, depreciation and amortization. A reconciliation of Adjusted EBITDA is included below.

Mr. Rogers continued, “TiVo made substantial progress in the fourth quarter in achieving a number of major milestones that will help set the stage for a strong 2008 Fiscal Year.” Key fourth quarter and recent announcements include:

•

Announced “Amazon Unbox on TiVo,” a feature that provides TiVo subscribers with the ability to rent and purchase movies and television shows from leading studios and networks including Fox Entertainment Group, Paramount Pictures, Universal Studios Home Entertainment, Warner Bros. Entertainment, Lionsgate, CBS and just today we added Sony Pictures. This is a major step in making premium broadband content available to consumers. The feature recently launched and is now available to all TiVo subscribers with a broadband connected TiVo box.

•

Made significant progress towards the commercial deployment of the TiVo service on Comcast, which was demonstrated at this year’s Consumer Electronics Show to rave reviews. The TiVo service on Comcast is expected to be available in the near-future in its initial commercial market.

•	Established an international distribution deal with Cablevisión Mexico, Mexico City’s largest cable operator.

•

Announced joint alliances with Music Choice and Rhapsody, which will provide TiVo subscribers access to the leading digital music services and a library of millions of songs and videos on their televisions sets, turning the TiVo service into an on-demand music service.

•

Signed co-marketing deal with Earthlink that will distribute TiVo as part of a package with Earthlink’s broadband Internet product. The Earthlink deal is TiVo’s second distribution agreement with a major DSL provider.

•

Announced Starcom as the first media agency to purchase a subscription to the TiVo Stop||Watch™ ratings service, a new offering from TiVo which provides the industry’s first comprehensive second-by-second program and commercial ratings research service designed to better understand time-shifted viewing.

•

Made significant progress in the advertising business including the launch of Program Placement. Advertising revenues increased relative to the year ago fourth quarter and contributed to an increase in ARPU on a year-over-year basis.

In the fourth quarter, TiVo-Owned subscription gross additions were 163,000, increasing overall TiVo-Owned subscriptions to 1.7 million. As expected, TiVo reported a net decline to 2.7 million DIRECTV TiVo subscriptions during the period as DIRECTV deployed fewer TiVo boxes and as there was continued churn of existing DIRECTV TiVo subscriptions. Cumulative total subscriptions as of January 31, 2007 were up slightly from last quarter to 4.4 million.

Mr. Rogers continued, “In addition to the many important partnerships and differentiated features we put in place over the course of the past year, we devoted significant attention in Fiscal 2007 toward testing several different approaches designed to measure how we will market and price the TiVo service. Our objective has been to increase not only the size of our subscription base, but also the value of each new subscription brought on. In addition, we’ve increased our efficiency with the expansion of sales coming from the online channel. Also, we increased the number of subscriptions pre-paying for a three-year commitment, and in so doing, have taken in upfront cash at levels equivalent to what our lifetime subscription program had contributed.

“During the fourth quarter we introduced at retail stores the concept of a free TiVo unit after mail-in rebate in connection with an increase in the price of the TiVo service, which we had successfully introduced online. These pricing and advertising efforts were centered around reducing inventory of the single-tuner product, of which we will not put much focus on in the future. We learned the concept of a free after mail-in rebate offer in retail is not as compelling as a free online offer and there are clear limits to using subsidies to grow volumes in retail. Given these results, and our great success in differentiating the TiVo service over the last year, particularly with the introduction of a premium content offering, we believe the time is right to shift emphasis away from such extensive hardware subsidies and instead move toward greater advertising and brand marketing, which is the most effective way to both grow subscriptions and enhance our financial position.

“Going forward, our goal will be to grow subscription levels on a more efficient basis. We recently reduced the hardware box subsidy and plan to continue to reduce those subsidies over the course of the year. We are also focused on building a broader brand value proposition through advertising the unique and distinctive elements of the TiVo service. We’ve engaged The Kaplan Thaler Group, an advertising firm which has had great success enhancing the value of other major brands. This approach is expected to enable us to develop an operating budget that will get us significantly closer to Adjusted EBITDA break-even for Fiscal Year 2008 at gross subscription addition levels similar to those achieved in Fiscal Year 2007.

“As TiVo enters Fiscal 2008, we believe there are five engines that will drive the Company’s momentum in the coming year that didn’t exist last year.

•

First, delivering broadband content directly to the television becomes a reality this year through our deal with Amazon, as well as through our other broadband content features such as TiVoCast, Home Movies via OneTrueMedia, which provides friends and family a private channel to view personal content through their TiVo service, and the TiVo Desktop autotranscode functionality, which gets internet video off of the Web and displays it on the TV set.

•

Second, our mass distribution strategy becomes a reality as the TiVo service on Comcast product is expected to launch in its initial market in the near-future and Cox is targeted for initial market availability later this year.

•

Third, we came out of the holiday season with the full attention of our retail partners focused on the important role that TiVo can play in their goal to offer bundles of High Definition television products and services to consumers. We will be highly focused this year on launching a lower-priced, mass appeal High Definition product.

•

Fourth, for the first time, TiVo plans to advertise throughout the year with a far more extensive effort to educate the market on TiVo’s superior brand and the service’s highly differentiated features.

•

Fifth, we believe our financial model will move us significantly closer to Adjusted EBITDA break-even for Fiscal Year 2008 and substantially improve the perception of the Company’s long-term financial prospects.

Along with the growing momentum in our advertising sales business and the opportunities internationally, we believe these five engines will demonstrate that TiVo has the tools in place necessary to grow TiVo’s subscription base and solidify our critical role within the media landscape in Fiscal Year 2008 and beyond.”

Management Provides Financial Guidance

Steve Sordello, CFO of TiVo said, “It is TiVo’s goal to continue to invest for long-term growth, while improving our bottom-line performance. To that end, we plan to continue to invest aggressively in our product while transitioning from hardware subsidies to a more advertising driven approach toward subscription acquisition. We expect this will lead us to get significantly closer to Adjusted EBITDA breakeven for the full-year Fiscal 2008. This goal assumes TiVo-Owned gross adds roughly equivalent to last year and accounts for current expectations related to litigation costs and currently expected R&D levels.”

For the first quarter of Fiscal 2008, TiVo anticipates service and technology revenues in the range of $57 million to $58 million, a net loss of $4 million to net income breakeven, and an Adjusted EBITDA profit of $1 to $5 million.

This financial guidance is based on information available to management as of March 7, 2007. TiVo expressly disclaims any duty to update this guidance.

Management’s guidance includes Adjusted EBITDA, a non-GAAP financial measure as defined in Regulation G. TiVo has provided a reconciliation of EBITDA and Adjusted EBITDA to net loss in the attached schedules solely for the purpose of complying with Regulation G and not as an indication that EBITDA or Adjusted EBITDA is a substitute measure for net loss.

Conference Call and Webcast

TiVo will host a conference call and Webcast to discuss the fourth quarter and Fiscal Year 2007 financial and operating results and guidance outlook at 2:00 pm PT (5:00 pm ET), today, March 7, 2007. To listen to the discussion, please visit www.tivo.com/ir and click on the link provided for the Webcast or dial (877) 502-9272 no password required. The Webcast will be archived and available through March 13, 2007 at www.tivo.com/ir or by calling (719) 457-0820 and entering the conference ID number 7498981.

About TiVo Inc.

Founded in 1997, TiVo (NASDAQ: TIVO) pioneered a brand new category of products with the development of the first commercially available digital video recorder (DVR). Sold through leading consumer electronic retailers and other distributors, TiVo has developed a brand which resonates boldly with consumers as providing a superior television experience. Through agreements with leading satellite and cable providers, TiVo also integrates its full set of DVR service features into the set-top boxes of mass distributors. TiVo’s DVR functionality and ease of use, with such features as Season Pass™ recordings and WishList® searches and TiVo KidZone, have elevated its popularity among consumers and have created a whole new way for viewers to watch television. With a continued investment in its patented technologies, TiVo is revolutionizing the way consumers watch and access home entertainment. Rapidly becoming the focal point of the digital living room, TiVo’s DVR is at the center of experiencing new forms of content on the TV, such as broadband delivered video, music and photos. With innovative features, such as TiVoToGo™ transfers and online scheduling, TiVo is expanding the notion of consumers experiencing “TiVo, TV your way. ®” The TiVo® service is also at the forefront of providing innovative marketing solutions for the television industry, including a unique platform for advertisers and audience measurement research.

TiVo, ‘TiVo, TV your way.’ Season Pass, WishList, TiVoToGo, and the TiVo Logo are trademarks or registered trademarks of TiVo Inc.’s subsidiaries worldwide. © 2007 TiVo Inc. All rights reserved

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo’s business development strategies, future financial results, current and future partnerships, the expected future deployment and availability of the TiVo service, future TiVo service features and advertising technologies, future subscription growth, and other factors that may affect future earnings or financial results. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the other potential factors described under “Risk Factors” in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2006 and the Quarterly Report on Form 10-Q for the quarter ended April 30, 2006, July 31, 2006 and October 31, 2006 and Current Reports on Form 8-K. We caution you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2007	2006	2007	2006
		Adjusted		Adjusted
Service revenues	$53,543	$46,305	$198,924	$167,194
Technology revenues	3,837	663	19,061	3,665

Service and Technology revenues	57,380	46,968	217,985	170,859

Hardware revenues	35,074	32,266	88,740	72,093
Rebates, revenue share, and other payments to channel	(14,835)	(19,167)	(47,767)	(47,027)

Net revenues	77,619	60,067	258,958	195,925

Cost of service revenues (1)	12,445	10,250	43,328	34,179
Cost of technology revenues (1)	3,476	(121)	16,849	782
Cost of hardware revenues	43,534	38,811	112,212	86,817

Gross margin	18,164	11,127	86,569	74,147

Research and development (1)	12,755	10,693	50,728	41,087
Sales and marketing (1)	16,666	10,637	42,522	35,047
General and administrative (1)	8,852	11,769	44,813	38,018

Loss from operations	(20,109)	(21,972)	(51,494)	(40,005)

Interest and other income (expense), net	1,418	899	4,594	3,070
Provision for taxes	(17)	(13)	(52)	(64)

Net loss attributable to common stockholders	$(18,708)	$(21,086)	$(46,952)	$(36,999)

Net loss per common share - basic and diluted	$(0.19)	$(0.25)	$(0.52)	$(0.44)

Weighted average common shares used to calculate basic and diluted net loss per share	96,415	84,643	89,864	83,683

(1) Includes stock-based compensation expense (benefit) as follows (FY 2007 increases are due primarily to the adoption of FAS 123 (R))

Cost of service revenues	$117	$—	$470	$—
Cost of technology revenues	338	—	1,020	—
Research and development	1,419	46	5,596	(85)
Sales and marketing	385	75	1,649	55
General and administrative	1,720	216	5,977	415

TIVO INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

(unaudited)

	January 31, 2007	January 31, 2006
		Adjusted
ASSETS
CURRENT ASSETS
Cash and cash equivalents, and short-term investments	$128,765	$104,213
Accounts receivable	20,641	20,111
Inventories	29,980	10,939
Prepaid expenses and other, current	3,873	8,744

Total current assets	183,259	144,007

LONG-TERM ASSETS
Property and equipment, net	11,706	9,448
Purchased technology, capitalized software, and intangible assets, net	16,769	5,206
Prepaid expenses and other, long-term	1,019	347

Total long-term assets	29,494	15,001

Total assets	$212,753	$159,008

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$37,127	$24,050
Accrued liabilities	36,543	37,449
Deferred revenue, current	64,872	57,902

Total current liabilities	138,542	119,401

LONG-TERM LIABILITIES
Deferred revenue, long-term	54,851	67,575
Deferred rent and other	1,562	1,404

Total long-term liabilities	56,413	68,979

Total liabilities	194,955	188,380
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock, par value $0.001:
Authorized shares are 10,000,000
Issued and outstanding shares - none	—	—
Common stock, par value $0.001:
Authorized shares are 150,000,000
Issued and outstanding shares are 97,231,483 and 85,376,191, respectively	97	85
Additional paid-in capital	759,314	667,055
Deferred compensation	—	(2,421)
Accumulated deficit	(741,043)	(694,091)
Less: Treasury stock, at cost - 80,503 shares	(570)	—

Total stockholders’ equity (deficit)	17,798	(29,372)

Total liabilities and stockholders’ equity (deficit)	$212,753	$159,008

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Twelve Months Ended January 31,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES		Adjusted
Net loss	$(46,952)	$(36,999)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization of property and equipment and intangibles	7,759	6,345
Loss on disposal of fixed assets	—	2
Recognition of stock-based compensation expense	14,712	385
Changes in assets and liabilities:
Accounts receivable, net	(530)	5,768
Inventories	(19,041)	1,165
Prepaid expenses and other	4,199	(3,377)
Accounts payable	11,963	5,314
Accrued liabilities	(662)	4,276
Deferred revenue	(5,754)	20,329
Deferred rent and other long-term liabilities	158	217

Net cash provided by (used in) operating activities	$(34,148)	$3,425

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of short-term investments	(28,621)	(15,502)
Sales of short-term investments	7,850	15,687
Acquisition of property and equipment	(7,341)	(7,075)
Acquisition of capitalized software and intangibles	(13,125)	(3,915)

Net cash used in investing activities	$(41,237)	$(10,805)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowing under bank line of credit	—	3,500
Payments to bank line of credit	—	(8,000)
Proceeds from issuance of common stock	64,539	—
Proceeds from issuance of common stock related to exercise of warrants	3,330	—
Proceeds from issuance of common stock related to exercise of common stock options	9,075	7,011
Proceeds from issuance of common stock related to employee stock purchase plan	2,792	2,922
Treasury Stock - repurchase of restricted stock for tax withholding	(570)	—

Net cash provided by financing activities	$79,166	$5,433

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$3,781	$(1,947)

TIVO INC.

OTHER DATA

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2007	2006	2007	2006
Net loss	$(18,708)	$(21,086)	$(46,952)	$(36,999)
Add back:
Depreciation & amortization	1,944	1,757	7,759	6,345
Interest income & expense	(1,423)	(898)	(4,716)	(3,070)
Provision for income tax	17	13	52	64

EBITDA	(18,170)	(20,214)	(43,857)	(33,660)
Stock-based compensation	3,979	337	14,712	385

Adjusted EBITDA	$(14,191)	$(19,877)	$(29,145)	$(33,275)

EBITDA and Adjusted EBITDA Results. TiVo’s “EBITDA” means income before interest expense, provision for income taxes and depreciation and amortization. TiVo’s “Adjusted EBITDA” is EBITDA less expense for stock-based compensation. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles, which we refer to as GAAP. TiVo’s EBITDA and Adjusted EBITDA results are calculated by adjusting GAAP net income to exclude the effects of items that management believes are not directly related to the underlying performance of TiVo’s core business operations. A table reconciling TiVo’s EBITDA and Adjusted EBITDA to GAAP net income is included with the condensed consolidated financial statements attached to this release. We have presented EBITDA and Adjusted EBITDA solely as supplemental disclosure because we believe they allow for a more complete analysis of our results of operations and we believe that EBITDA and Adjusted EBITDA are useful to investors because EBITDA and Adjusted EBITDA are commonly used to analyze companies on the basis of operating performance, leverage and liquidity. In addition, because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation enhances the ability of management and investors to compare our core operating results over multiple periods. We do not use stock-based compensation expense in our internal measures. A limitation associated with these non-GAAP measures is that they do not include any stock-based compensation expense related to hiring, retaining, and incentivizing the Company’s workforce. EBITDA and Adjusted EBITDA are not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

TIVO INC.

OTHER DATA

Subscriptions

	Three Months Ended January 31,		Twelve Months Ended January 31,
(Subscriptions in thousands)	2007	2006	2007	2006
TiVo-Owned Subscription Gross Additions	163	221	429	494

Subscription Net Additions:
TiVo-Owned	101	183	235	350
DIRECTV	(91)	173	(155)	1,013

Total Subscription Net Additions	10	356	80	1,363

Cumulative Subscriptions:
TiVo-Owned	1,726	1,491	1,726	1,491
DIRECTV	2,718	2,873	2,718	2,873

Total Cumulative Subscriptions	4,444	4,364	4,444	4,364
% of TiVo-Owned Cumulative Subscriptions paying recurring fees	58%	51%	58%	51%

Included in the 4,444,000 subscriptions are approximately 165,000 lifetime subscriptions that have reached the end of the 48-month period TiVo uses to recognize lifetime subscription revenue. These lifetime subscriptions no longer generate subscription revenue.

TIVO INC.

OTHER DATA - KEY BUSINESS METRICS

	Three Months Ended January 31,		Twelve Months Ended January 31,
TiVo-Owned Churn Rate	2007	2006	2007	2006
	(In thousands)		(In thousands)
Average TiVo-Owned subscriptions	1,672	1,388	1,584	1,269
TiVo-Owned subscription cancellations	(62)	(38)	(194)	(144)
Number of Months	3	3	12	12

TiVo-Owned Churn Rate per month	-1.2%	-0.9%	-1.0%	-0.9%

TiVo-Owned Churn Rate per Month. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our ability to retain existing TiVo-Owned subscriptions (including both monthly and product lifetime subscriptions) by providing services that are competitive in the market. Management believes factors such as service enhancements, service commitments, higher customer satisfaction, and improved customer support may improve this metric. Conversely, management believes factors such as increased competition, lack of competitive service features, and increased price sensitivity may cause our TiVo-Owned Churn Rate per month to increase.

We define the TiVo-Owned Churn Rate per month as the total TiVo-Owned subscription cancellations in the period divided by the Average TiVo-Owned subscriptions for the period (including both monthly and product lifetime subscriptions), which then is divided by the number of months in the period. We calculate Average TiVo-Owned subscriptions for the period by adding the average TiVo-Owned subscriptions for each month and dividing by the number of months in the period. We calculate the average TiVo-Owned subscriptions for each month by adding the beginning and ending subscriptions for the month and dividing by two. We are not aware of any uniform standards for calculating churn and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended January 31,		Twelve Months Ended January 31,
Subscription Acquisition Costs	2007	2006	2007	2006
	(In thousands, except SAC)		(In thousands, except SAC)
		Adjusted		Adjusted
Sales and marketing expenses	$16,666	$10,637	$42,522	$35,047
Rebates, revenue share, and other payments to channel	14,835	19,167	47,767	47,027
Hardware revenues	(35,074)	(32,266)	(88,740)	(72,093)
Cost of hardware revenues	43,534	38,811	112,212	86,817

Total Acquisition Costs	39,961	36,349	113,761	96,798

TiVo-Owned Subscription Gross Additions	163	221	429	494
Subscription Acquisition Costs (SAC)	$245	$164	$265	$196

Subscription Acquisition Cost or SAC. Management reviews this metric, and believes it may be useful to investors, in order to evaluate trends in the efficiency of our marketing programs and subscription acquisition strategies. We define SAC as our total acquisition costs for a given period divided by TiVo-Owned subscription gross additions for the same period. We define total acquisition costs as the sum of sales and marketing expenses, rebates, revenue share, and other payments to channel, minus hardware gross margin (defined as hardware revenues less cost of hardware revenues). We do not include DIRECTV subscription gross additions in our calculation of SAC because we incur limited or no acquisition costs for new DIRECTV subscriptions. We are not aware of any uniform standards for calculating total acquisition costs or SAC and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended January 31,		Twelve Months Ended January 31,
TiVo-Owned Average Revenue per Subscription	2007	2006	2007	2006
	(In thousands, except ARPU)
Service and Technology revenues	$57,380	$46,968	$217,985	$170,859
Less: Technology revenues	(3,837)	(663)	(19,061)	(3,665)

Total Service revenues	53,543	46,305	198,924	167,194
Less: DIRECTV-related service revenues	(8,456)	(9,602)	(32,066)	(32,788)

TiVo-Owned-related service revenues	45,087	36,703	166,858	134,406
Average TiVo-Owned revenues per month	15,029	12,234	13,905	11,201
Average TiVo-Owned per month subscriptions	1,672	1,388	1,584	1,269

TiVo-Owned ARPU per month	$8.99	$8.82	$8.78	$8.83

	Three Months Ended January 31,		Twelve Months Ended January 31,
DIRECTV Average Revenue per Subscription	2007	2006	2007	2006
	(In thousands, except ARPU)
Service and Technology revenues	$57,380	$46,968	$217,985	$170,859
Less: Technology revenues	(3,837)	(663)	(19,061)	(3,665)

Total Service revenues	53,543	46,305	198,924	167,194
Less: TiVo-Owned-related service revenues	(45,087)	(36,703)	(166,858)	(134,406)

DIRECTV-related service revenues	8,456	9,602	32,066	32,788
Average DIRECTV revenues per month	2,819	3,201	2,672	2,732
Average DIRECTV per month subscriptions	2,767	2,818	2,606	2,376

DIRECTV ARPU per month	$1.02	$1.14	$1.03	$1.15

Average Revenue Per Subscription or ARPU. Management reviews this metric, and believes it may be useful to investors, in order to evaluate the potential of our subscription base to generate revenues from a variety of sources, including subscription fees, advertising, and audience measurement research. ARPU does not include rebates, revenue share and other payments to channel that reduce our GAAP revenues. Additionally, under the accounting policy for our bundled sales program, revenues associated with these bundled sales transactions, which were previously recognized as hardware revenues, are now being recognized in service revenues. As a result, you should not use ARPU as a substitute for measures of financial performance calculated in accordance with GAAP. Management believes it is useful to consider this metric excluding the costs associated with rebates, revenue share and other payments to channel because of the discretionary nature of these expenses and because management believes these expenses are more appropriately monitored as part of SAC. We are not aware of any uniform standards for calculating ARPU and caution that our presentation may not be consistent with that of other companies.

We calculate ARPU per month for TiVo-Owned subscriptions by subtracting DIRECTV-related service revenues (which includes DIRECTV subscription service revenues and DIRECTV-related advertising revenues) from our total reported service revenues and dividing the result by the number of months in the period. We then divide by Average TiVo-Owned subscriptions for the period, calculated as described above for churn rate. The above table shows this calculation and reconciles ARPU for TiVo-Owned subscriptions to our reported service and technology revenues.

We calculate ARPU per month for DIRECTV subscriptions by first subtracting TiVo-Owned-related service revenues (which includes TiVo-Owned subscription service revenues and TiVo-Owned related advertising revenues) from our total reported service revenues. Then we divide average revenues per month for DIRECTV-related service revenues by average subscriptions for the period. The above table shows this calculation and reconciles ARPU for DIRECTV subscriptions to service and technology revenues.

For Fiscal 2007, pursuant to the most recent amendment of our agreement with DIRECTV, TiVo now defers a portion of the DIRECTV subscription fees equal to the fair value of the undelivered development services. Otherwise, the recurring subscriptions fees in this agreement are similar to the fees for the DIRECTV receivers with TiVo service activated since 2002.